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                                                                     Exhibit 5.3






                     [Letterhead of Pillsbury Winthrop LLP]




                                  July 9, 2001




The Cleveland Electric Illuminating Company
Cleveland Electric Financing Trust I
76 South Main Street
Akron, Ohio  44308

Dear Ladies and Gentlemen:

         We have acted as special counsel for The Cleveland Electric Illuminating Company, an Ohio corporation (the "COMPANY"), and Cleveland Electric Financing Trust I, a Delaware business trust (the "Trust"), in connection with the preparation and filing with the Securities Exchange Commission (the "COMMISSION") on the date hereof of the registration statement on Form S-2 (the "REGISTRATION STATEMENT") to register under the Securities Act of 1933, as amended (the "ACT"), up to $245,000,000 aggregate amount of the Trust's preferred securities (the "PREFERRED SECURITIES") to be issued by the Trust pursuant to a trust agreement dated as of June 7, 2001 (the "ORIGINAL TRUST AGREEMENT") which is to be amended and restated by an amended and restated trust agreement (together with the Original Trust Agreement, the "TRUST AGREEMENT"), the Company's subordinated debentures (the "SUBORDINATED DEBENTURES") to be issued under an indenture (the "INDENTURE") to be entered into between the Company and The Bank of New York, as trustee, and the related guarantee of the Company pursuant to a guarantee agreement (the "Guarantee Agreement") to be entered into between the Company and The Bank of New York, as trustee thereunder.

         In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof (the "PROSPECTUS"), the form of Trust Agreement filed as Exhibit 4.4, the form of Indenture filed as Exhibit 4.1 and the form of Guarantee Agreement filed as
Exhibit 4.6. We have also reviewed such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:


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         1. When (i) the Guarantee Agreement and the Indenture have been duly authorized by the Board of Directors of the Company (or by the committee or person to whom the Board delegates the authority to grant such authorization),
(ii) the Guarantee Agreement and the Indenture have been validly executed and delivered by the Company in accordance with such authorization and by the respective trustees thereunder and (iii) the Preferred Securities have been executed, issued, delivered and paid for in accordance with the terms and provisions of the Trust Agreement and as contemplated in the Registration Statement and the Prospectus, the Guarantee and the Indenture will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith, fair dealing and reasonableness.

         2. When (i) the terms of the issuance and sale of the Subordinated Debentures have been duly approved by all necessary action of the Board of Directors of the Company (or by the committee or person to whom the Board delegates the authority to grant such authorization) so as not to violate any applicable law or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (ii) the Indenture has been duly executed and delivered by the Company and the trustee thereunder and (iii) the Subordinated Debentures have been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus and in accordance with the Indenture, the Subordinated Debentures will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith, fair dealing and reasonableness.

         The foregoing is subject to the Registration Statement's becoming effective with no stop order with respect thereto having been issued by the Commission, and to the order which has been issued by The Public Utilities Commission of Ohio remaining in effect, authorizing the issuance of the Preferred Securities, the Subordinated Debentures and the Guarantee Agreement on the terms contemplated in the Registration Statement and the Prospectus.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

         We are members of the Bar of the State of New York and for purposes of this opinion, we do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York and the United States of America. Insofar as this opinion relates to matters which are governed by the laws of the State of Ohio, we have relied upon the opinion of David L. Feltner,


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Counsel for the Company, which is being filed as an exhibit to the Registration
Statement.

                                                      Very truly yours,

                                                      /s/ Pillsbury Winthrop LLP







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